Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into on this 28th day of October, 2004 by and between Joel N. Waller, a Minnesota resident (“Waller”), and Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”).

BACKGROUND

A. Waller has been employed by the Company as its Chairman and Chief Executive Officer and currently serves as a director of the Company.

B. Waller has been employed under the terms and conditions of an Employment Agreement dated May 25, 1996 between Waller and the Company, as amended by the First Amendment to Employment Agreement, dated April 1, 2000, and the Second Amendment to Employment Agreement, dated April 19, 2004 (collectively the “Amended Employment Agreement”). During his employment, Waller also was eligible to participate in other plans and programs of the Company, including but not limited to the Executive and Key Management Incentive Plan (“Incentive Plan”), the 1996 Stock Option Plan, as amended (“1996 Plan”), and the 2000 Long Term Incentive Plan, as amended (“2000 Plan”).

C. Waller and the Company are parties to certain stock option agreements (the “Option Agreements”), which grant to Waller certain options to purchase shares of the Company’s common stock (the “Options”) under circumstances specified in the Option Agreements and the 1996 Plan or the 2000 Plan, as applicable, including without limitation the Non-Statutory Stock Option Agreement dated as of July 30, 2004 (the “2004 Option”). Waller and the Company are also parties to certain restricted stock agreements (“Restricted Stock Agreements”), which grant to Waller certain shares of restricted stock (“Restricted Stock”) under circumstances and subject to restrictions described in the Restricted Stock Agreements and the 2000 Plan.

D. The parties have agreed that it is in their mutual interests that Waller resign as an employee, officer, and director of the Company effective at the end of the day on January 31, 2005 (the “Separation Time”) and that the parties provide for a smooth transition in connection with Waller’s resignations.

E. The parties are concluding their employment relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities.

F. The parties expressly deny that they may be liable to each other on any basis or that they have engaged in any unlawful or improper conduct toward each other or treated each other unfairly.

G. The parties have agreed to a full settlement of all issues potentially in dispute between them.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and in the Releases referred to below, the parties, intending to be legally bound, agree as follows:

AGREEMENTS

1. Transition Period/Status of Amended Employment Agreement. The Amended Employment Agreement shall remain in effect according to its terms except to the extent inconsistent with this Agreement. In partial consideration of the provisions and benefits of this Agreement, Waller’s duties from the date of this Agreement until the Separation Time (the “Transition Period”) shall consist of completing such transitional matters as may be assigned to Waller by the Company’s Board of Directors (the “Board”) from time to time. The Board may assign to Waller any and all duties and responsibilities that the Board may determine, in its discretion, are necessary to facilitate a smooth transition in connection with Waller’s resignation and the engagement of a new chief executive officer, or may relieve Waller of any or all duties during the Transition Period. Unless otherwise authorized in writing by the Board, during the Transition Period Waller will continue to devote substantially all of his business time and energy to the performance of his duties hereunder and shall not accept other employment with or engage in or render service to any other business or enterprise. The Company acknowledges that Waller may investigate other employment opportunities during January 2005 so long as such activities do not materially interfere with Waller’s duties to the Company under this Agreement. It is presently contemplated that Waller will not be Chief Executive Officer of the Company during the entire Transition Period, that a new chief executive officer of the Company will be appointed during the Transition Period, and that Waller will continue on as executive Chairman of the Company throughout the Transition Period following the appointment of a new chief executive officer. In the event that Waller’s employment terminates prior to the Separation Time by reason of Waller’s earlier resignation or abandonment of his duties or a termination by the Company for Cause (as defined in the Amended Employment Agreement), the obligations of the parties under this Agreement shall cease as of the effective date of such termination and the parties’ obligations shall be determined by the Amended Employment Agreement. The existence of any dispute respecting the interpretation of this Agreement or the Releases (as defined below), the alleged breach of this Agreement or the Releases, or the rescission by Waller of any of the Releases will not nullify or otherwise affect the parties’ obligations under the Amended Employment Agreement.

2. Resignation/Final Pay. By executing this Agreement, Waller confirms his resignation of all positions held by Waller as an employee, officer, and director of the Company and as a director and officer of all subsidiaries of the Company, and the Company confirms its acceptance of Waller’ resignations, effective as of the Separation Time. Waller shall be paid his base salary through the Separation Time, in bi-weekly installments, at the rate in effect as of the date of this Agreement. Following the Separation Time, the Company will pay, or will cause one or more of its subsidiaries to pay, Waller: (i) any accrued and unused paid time off, payable in accordance with the regular payroll practices of the Company; and (ii) the full amount of the incentive award for the Incentive Plan period ending on the Separation Time, payable on the same date and in the same manner that awards under the Incentive Plan for such year are paid to the other participants in the Incentive Plan.

3. First Releases of Claims.

a. By Waller. At the same time that he executes this Agreement, Waller will execute a Release, in the form attached to this Agreement as Exhibit A (the “First Waller Release”), releasing claims as specified therein through the date of this Agreement.

b. By the Company. At the same time that it executes this Agreement, the Company will execute a Release, in the form attached to this Agreement as Exhibit B (the “First Company Release”), releasing claims as specified therein through the date of this Agreement. The First Company Release shall not become effective or enforceable unless and until Waller signs and does not revoke or rescind the First Waller Release pursuant to its terms.

4. Implementation of Benefits Under the Amended Employment Agreement. If (i) Waller signs and does not rescind the First Waller Release and (ii) Waller’s employment does not end prior to the Separation Time by reason of Waller’s earlier resignation or abandonment of his duties (including any resignation by Waller for Good Reason pursuant to the Amended Employment Agreement) or by reason of a termination by the Company for Cause (as defined in the Amended Employment Agreement), then the Company shall provide to Waller the pay and benefits specified in Sections 3(b), 6(c), 6(d), 6(e), 6(f), and 6(g) of the Amended Employment Agreement as if Waller’s resignation as of the Separation Time constituted a resignation by Waller for Good Reason or a termination by the Company without Cause (as such terms are defined in the Amended Employment Agreement) and shall implement such pay and benefits as follows:

a. Severance Pay. The payment of Waller’s base salary pursuant to Section 6(c)(i) of the Amended Employment Agreement shall be made on the schedule set forth in this paragraph below, unless the Company determines in good faith that this paragraph 4 would result in the application of the American Jobs Creation Act of 2004 (the “Act”) to such payments as “nonqualified deferred compensation”, in which case any payments would be made on the schedule provided for in the Amended Employment Agreement.

Date of Payment	Gross Amount
02/11/05	$505,576.92

01/13/06	$550,000.00

01/12/07	$44,423.08

b. Employee Benefits. Any benefits to be provided to Waller under Section 6(c)(iv) of the Amended Employment Agreement shall be implemented as follows:

i.	In the event that the Company is not permitted by its medical, dental and life insurance plans, or any of them, to continue coverage of Waller and his dependents in the same manner as an employee and dependents during the period from the Separation Time through January 31, 2007 (“the Severance Period”), such coverage shall be provided instead pursuant to the Company’s obligations under state and federal law to offer continuation of such coverage for the longest period required by such laws, as applicable, and Waller hereby elects to accept each such offer. To the extent any such period required by law is shorter than the Severance Period, the Company shall cause an individual conversion insurance policy or policies (with benefits comparable to the benefits under the Company’s plans in effect as of the last day of Waller’s employment with the Company) to be offered to Waller and his dependents under the applicable medical, dental or life insurance plan for the balance of the Severance Period, in the same manner that would be available to them if they were eligible for such a conversion policy on the date of this Agreement, without requiring either of them to provide any evidence of insurability.

ii.	In the event that the Company is not permitted by its long-term disability insurance plan to continue coverage of Waller in the same manner as an employee during the entire Severance Period, the Company shall provide such coverage through a new individual policy covering him with substantially the same benefits, or may elect to self-insure such benefits.

iii.	In the event that, during the Severance Period, Waller and his dependents, or any of them, are able to obtain any individual insurance coverage similar to any coverage that is required to be provided by or through the Company under Section 6(c)(iv) of the Amended Employment Agreement, he may elect to substitute such individual coverage for any coverage required to be provided by the Company during the Severance Period; and the Company shall pay its share of the cost for such substitute coverage pursuant to the following subparagraph 4(b)(iv) of this Agreement.

iv.	The Company shall pay for the cost of any and all medical, dental and life insurance and disability benefits required to be provided under Section 6(c)(iv) of the Amended Employment Agreement during the Severance Period, except to the extent of any portion of such cost that was payable by Waller’ contributions (on an after-tax or pre-tax basis) as an employee of the Company as of the date of this Agreement, which contributions Waller shall continue to pay as a condition of continuing such coverage.

5. Amendment of 2004 Option. If Waller signs and does not rescind the First Waller Release, then the Company and Waller shall enter into an amendment to the Option Agreement for the 2004 Option, in the form attached to this Agreement as Exhibit C (“Acceleration Amendment”), providing for accelerated vesting of the 2004 Option as of the Separation Time and extending the time for Waller to exercise the 2004 Option after termination of Waller’s employment with the Company, subject to Waller’s continued employment with the Company through the Separation Time and subject to the Company meeting its net sales objective of $420,474,000 for the fiscal year ending January 29, 2005 and its earnings before taxes objective of $2.8 million (before payment of awards under the Incentive Plan) for the fiscal year ended January 29, 2005, each as determined by the Board following completion of the Company’s audited financial statements for such fiscal year. Pursuant to the terms and conditions of the Acceleration Amendment, if Waller’s employment is terminated by the Company without Cause (as defined in the Amended Employment Agreement) prior to the Separation Time, the 2004 Option shall fully vest and the exercise period shall be extended as of the effective date of such termination whether or not the net sales and earnings before taxes objectives are met for the fiscal year ended January 29, 2005.

6. Second Release of Claims.

a. By Waller. It is the intention of the parties that, at or within twenty-one (21) days after the Separation Time, Waller will execute a second Release, in the form attached to this Agreement as Exhibit A (the “Second Waller Release”), releasing claims as specified therein through the Separation Time.

b. By the Company. Promptly upon receipt by the Company of the Second Waller Release signed by Waller, the Company will execute a second Release, in the form attached to this Agreement as Exhibit B (the “Second Company Release”), releasing claims as specified therein through the Separation Time. The Second Company Release shall not become effective or enforceable unless and until Waller signs and does not revoke or rescind the Second Waller Release pursuant to its terms.

c. Releases Definition. Collectively, the First Waller Release, the First Company Release, the Second Waller Release, and the Second Company Release shall be referred to herein as the “Releases”.

7. Additional Benefits. The Company and Waller agree that it is in their mutual interests that they provide for a smooth transition in connection with Waller’s resignation from the Company. Accordingly, the Company shall provide to Waller the additional benefits set forth in this paragraph 7 if: (i) Waller remains employed with the Company through the Separation Time or if Waller’s employment is terminated effective before the Separation Time by the Company without Cause; (ii) Waller is in compliance with the Amended Employment Agreement and this Agreement; (iii) Waller signs the Second Waller Release as provided in paragraph 6 above and does not revoke or rescind the Second Waller Release within the applicable period; and (iv) the Company has received written confirmation from Waller, in the form attached to this Agreement as Exhibit D, dated not earlier than the day after the expiration of the rescission period with respect to the Second Waller Release, that Waller has not rescinded and will not rescind the Second Waller Release.

a. Extension of Option Exercise Period. Provided that the Company receives Exhibit D signed by Waller, and provided further that the Company meets its net sales objective of $420,474,000 for the fiscal year ending January 29, 2005 and its earnings before taxes objective of $2.8 million (before payment of awards under the Incentive Plan) for the fiscal year ended January 29, 2005, each as determined by the Board following completion of the Company’s audited financial statements for such fiscal year, the Company and Waller shall, promptly after such determination, enter into amendments to the Option Agreements, in the forms attached to this Agreement as Exhibits E-1 and E-2, extending the time for Waller to exercise the Options granted prior to 2004 following termination of his employment with the Company.

b. Attorneys’ Fees. The Company will reimburse Waller for the reasonable attorneys’ fees and expenses he incurs in conjunction with the negotiation and review of this Agreement and the attached exhibits, up to a maximum of $20,000, provided that Waller submits a request for reimbursement, and applicable statements and receipts, on or before March 31, 2005.

c. Special Bonus. Following the Separation Time, the Board shall evaluate Waller’s performance during the Transition Period and may, in its sole discretion and based on Waller’s performance (as evaluated by the Board) during such Transition Period, pay Waller a special cash bonus in recognition of Waller’s performance (“Special Bonus”). The amount and timing of any Special Bonus payable to Waller hereunder shall be determined by the Board, in its sole discretion.

8. Restricted Stock. The Company and Waller acknowledge and agree that the grants of Restricted Stock listed in this paragraph below are Waller’s only holdings of restricted stock of the Company and that all shares of the Restricted Stock have fully vested:

Date of Grant	Number of Shares
03/29/2001	17,000

03/19/2003	33,000

9. Stock Options. The Company and Waller acknowledge and agree that the Options listed in this paragraph below are Waller’s only Options to purchase shares of the Company’s common stock:

Option	Date	Exercise		Number
Plan	of Grant	Price		of Shares
1996 Plan	01/28/1998	$5.8333		148,500

2000 Plan	08/24/2000	$20.6875		21,000

2000 Plan	03/29/2001	$18.9375		27,000

2000 Plan	09/20/2001	$11.2000		150,000

2000 Plan	06/25/2002	$13.7100		99,000

2000 Plan	03/19/2003	$4.0000		66,000

2000 Plan	07/30/2004	$4.9500	200,000

The Company and Waller further acknowledge and agree that all of the Options, other than the 2004 Option, have fully vested and that the 2004 Option shall vest on an accelerated basis in accordance with paragraph 5 and Exhibit C of this Agreement if the conditions to vesting set forth in paragraph 5 and Exhibit C shall occur.

10. Retirement Plans. To the extent that Waller is currently a participant in any retirement, pension, or profit sharing plans of the Company, Waller will be entitled to his rights and benefits under these plans at the times and under the terms and conditions set forth in any such plan.

11. Payments/Benefits in Event of Death. In the event of Waller’s death, the payments to Waller pursuant to Section 6(c) of the Amended Employment Agreement and paragraph 4 of this Agreement shall be payable pursuant to a beneficiary designation form to be filed by Waller with the Company or, if no such designation is filed, to Waller’s estate, and the health and dental benefits provided pursuant to Section 6(c) of the Amended Employment Agreement and paragraph 4 of this Agreement shall be continued for Waller’s dependents.

12. Public Announcement. A public announcement of Waller’s resignation as Chairman and Chief Executive Officer of the Company shall be made at a time and in a manner determined by the Company in consultation with Waller and shall be limited to the text mutually agreed upon for such announcement by the Company and Waller.

13. Indemnification. Notwithstanding Waller’s separation from the Company, with respect to events that occurred during his tenure as an employee, officer or director of the Company, Waller will be entitled, as a former employee, officer or director of the Company, to the same rights that are afforded to other current or former employees, officers, or directors of the Company, now or in the future, to indemnification and advancement of expenses as provided in the charter documents of the Company and under applicable law, and to indemnification and a legal defense to the extent provided from time to time to current officers and directors by any applicable general liability and/or directors’ and officers’ liability insurance policies maintained by the Company.

14. Cooperation. At the Company’s reasonable request and upon reasonable notice, Waller will, from time to time and without further consideration: (a) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents as may be necessary or appropriate to formalize and complete the Company’s corporate records; and (b) for up to five (5) hours in any calendar month (on a non-cumulative basis) until January 31, 2006, at such times as shall be convenient for Waller, discuss and consult with the Company regarding other matters relating to his responsibilities while employed by the Company.

15. Mutual Confidentiality.

a. General Standard. It is the intent of the parties that the terms of Waller’s separation from the Company, including the provisions of this Agreement and the Releases (collectively “Confidential Separation Information”), will be forever treated as confidential. Accordingly, Waller and the Company will not disclose Confidential Separation Information to anyone at any time, except as provided in subparagraph 15(b) below. Confidential Separation Information does not include the fact that Waller resigned his employment with the Company or the compensation and benefits he was receiving in connection with his employment with the Company immediately prior to the Separation Time.

b. Exceptions.

i.	It will not be a violation of this Agreement for the parties to disclose Confidential Separation Information in reports to governmental agencies as required by law, including but not limited to disclosure as required by federal securities laws and regulations or to any federal or state tax authority. It is understood and agreed that this Agreement and summaries thereof will be disclosed in filings with the Securities and Exchange Commission and summarized in proxy statements disseminated to shareholders of the Company.

ii.	It will not be a violation of this Agreement for Waller to disclose Confidential Separation Information to his wife, his immediate family, his attorneys, his accountants or tax advisors.

iii.	It will not be a violation of this Agreement for Waller to disclose to employers and/or prospective employers that he is constrained from certain activities as a result of the terms of Section 11 of the Amended Employment Agreement.

iv.	It will not be a violation of this Agreement for either party to disclose Confidential Separation Information to the Company’s auditors, its attorneys, or its directors, officers, employees, and agents who have a legitimate reason to obtain the Confidential Separation Information in the course of performing their duties or responsibilities for the Company.

v.	It will not be a violation of this Agreement for either party to disclose Confidential Separation Information in connection with any litigation or arbitration proceeding involving the parties’ rights or obligations under this Agreement or the Waller Release or the Company Release.

vi.	It will not be a violation of this Agreement for either party to make statements consistent with the public announcement referenced in paragraph 12 of this Agreement.

16. Full Compensation. Waller and the Company understand and agree that the payments made and other consideration provided to such party under this Agreement in excess of the benefits of the Amended Employment Agreement will fully compensate such party for and extinguish any and all of the potential claims Waller and the Company are releasing in the Releases, including, but not limited to, claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief.

17. Withholding of Taxes, Etc. The Company shall withhold from payments and benefits hereunder income and employment taxes and other amounts to the extent required by law. If there is any dispute over the taxation of any such payment or benefit, the Company and Waller will cause their respective tax advisors to cooperate in an effort to resolve such dispute.

18. No Admission of Wrongdoing. Waller and the Company understand that this Agreement does not constitute an admission by either of them that he or it has violated any local ordinance, state or federal statute, or principle of common law, that either has engaged in any unlawful or improper conduct toward the other, or that either has treated the other unfairly. Neither will characterize this Agreement or the payment of any money or furnishing of other consideration in accordance with this Agreement as an admission that either party has engaged in any unlawful or improper conduct toward the other or treated the other unfairly.

19. Authority. Waller represents and warrants that he has the authority to enter into this Agreement and the Releases, and that no causes of action, claims, or demands released pursuant to this Agreement and the Releases have been assigned by Waller to any person or entity not a party to this Agreement and the Releases. The Company represents and warrants that it has the authority to enter into this Agreement, and that no causes of action, claims, or demands released pursuant to this Agreement and the Releases have been assigned by the Company to any person or entity not a party to this Agreement and the Releases.

20. Representation. Waller hereby acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement and the Releases. The parties each acknowledge that they have had the opportunity to be represented by their own counsel in this matter, that each has had a full opportunity to consider this Agreement and the attachments, that each has had a full opportunity to ask any questions that they may have concerning this Agreement, the Releases, or the settlement of potential claims against the other, and that neither has relied upon any statements or representations made by the other or their respective attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Releases, and any other employee benefit plans or programs sponsored by the Company in which Waller is a participant.

21. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, administrators, representatives, successors, and assigns, including, but not limited to, a purchaser of substantially all the business or assets of the Company, but will not be assignable by either party (except by the Company to a purchaser of substantially all the business or assets of the Company) without the prior written consent of the other party. No assignment by either party will relieve the assigning party of any of his or its obligations under this Agreement.

22. Invalidity. In the event that any provision of this Agreement or any of the Releases is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement or the Releases, and the remaining provisions of this Agreement and the Releases will continue to be valid and enforceable, and any arbitrator or court of competent jurisdiction may modify the objectionable provision so as to make it valid and enforceable.

23. Entire Agreement. Before signing this Agreement and the Releases, the parties engaged in discussions and generated certain documents, in which the parties considered the matters that are the subject of this Agreement and the Releases. In such discussions and documents, the parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecast future events. The parties recognize, however, that all business transactions, including the transactions upon which the parties’ judgments, beliefs, and forecasts are based, contain an element of risk, and that it is normal business practice to limit the legal obligations of contracting parties only to those promises and representations that are essential to the transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement, the Releases, the Option Agreements (as amended), the Restricted Stock Agreements, the Amended Employment Agreement (to the extent not inconsistent with this Agreement), and any employee benefit plans or programs sponsored by the Company in which Waller is a participant are intended to define the full extent of the legally enforceable contractual undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Releases, the Option Agreements (as amended), the Restricted Stock Agreements, the Amended Employment Agreement (to the extent not inconsistent with this Agreement), or any employee benefit plans or programs sponsored by the Company in which Waller is a participant are intended by either party to be legally binding, and all other agreements and understandings between the parties are hereby superseded.

24. Arbitration. If any dispute arises between the parties with respect to the application, interpretation or termination of this Agreement, then such dispute shall be submitted to arbitration for resolution. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) (effective January 1, 1993). All fees and expenses of the arbitrator will be shared equally by Waller and the Company. Any request for arbitration must be made in writing by the party seeking arbitration and must be delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to both the other party and the AAA. Any arbitration shall be held in Hennepin County, State of Minnesota. The decision of the arbitrator regarding any such dispute shall be final and binding on both parties, and any court of the competent jurisdiction may enter judgment upon the award. Notwithstanding anything to the contrary in this paragraph 24, and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive relief or other provisional judicial relief if in such party’s sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

25. Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

26. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

27. Governing Law. This Agreement, the Releases, and the other exhibits to this Agreement will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement, the Releases, or the other exhibits to this Agreement will be governed by, the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated above.

/s/ Joel N. Waller

Joel N. Waller

WILSONS THE LEATHER EXPERTS INC.

BY /s/ Michael Cowhig

Michael Cowhig

Its Chairman, Compensation Committee

EXHIBIT A

RELEASE BY JOEL N. WALLER

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	Wilsons means Wilsons The Leather Experts Inc., any company related to Wilsons The Leather Experts Inc. in the present or past (including without limitation its predecessors, parents, subsidiaries, affiliates, and joint venture partners), and any successors of Wilsons The Leather Experts Inc.

C.	Company means Wilsons; the present and past officers, directors, committees, and employees of Wilsons; any company providing insurance to Wilsons in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by Wilsons (other than multiemployer plans); the attorneys for Wilsons; and anyone who acted on behalf of Wilsons or on instructions from Wilsons.

D.	Agreement means the Agreement between Wilsons and me that I executed on October 28, 2004, including all of the documents attached to the Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether or not I now know about those rights, including without limitation:

1.	all claims arising out of or relating to my employment with Wilsons or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7. all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, any claims for benefits under the terms and conditions of any retirement, pension, or profit sharing plan of the Company in which Waller is a participant as of the Separation Time, or any claims for breach of the Agreement.

Agreement to Release My Claims. I will receive consideration from Wilsons as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Wilsons if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

Additional Agreements and Understandings. Even though Wilsons will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I acknowledge that I may take up to 21 days to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Wilsons by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Wilsons by hand or by mail within the 15-day rescission period. All deliveries must be made to Wilsons at the following address:

Betty Goff
Vice President – Human Resources
Wilsons The Leather Experts Inc.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to Wilsons at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Wilsons. No child support orders, garnishment orders, or other orders requiring that money owed to me by Wilsons be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement and the Release signed by Wilsons. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated:

Joel N. Waller

EXHIBIT B

RELEASE BY WILSONS THE LEATHER EXPERTS INC.

Definitions. All words used in this Release have their plain meanings in ordinary English. Specific terms used in this Release have the following meanings:

A.	Wilsons means Wilsons The Leather Experts Inc., any company related to Wilsons The Leather Experts Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, and joint venture partners), and any successors of Wilsons The Leather Experts Inc.

B.	Waller means Joel N. Waller and anyone who has or obtains any legal rights or claims through Joel Waller.

C.	Agreement means the Agreement between Wilsons and Waller that Wilsons executed on October 28, 2004, including all of the documents attached to the Agreement.

D.	Wilsons’ Claims mean all of Wilsons’ rights that Wilsons has to any relief of any kind from Waller, whether or not Wilsons now knows about those rights, including without limitation:

1.	all claims arising out of or that relate to Waller’s employment with Wilsons or the termination of that employment;

2.	all claims arising out of or that relate to the statements, actions, or omissions of Waller;

3.	all claims for breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; misrepresentation; negligence; interference with contractual or business relationship; violation of any other principle of common law; or breach of any other contract or agreement of any kind between Waller and Wilsons;

4.	all claims Wilsons could have made in response to any claims that Waller could have asserted against Wilsons; and

5.	all claims for damages of any kind, attorneys’ fees, costs, disbursements, and interest.

However, Wilsons Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which Wilsons signs this Release, any claims for breach of the Agreement, any claims for breach of Sections 8, 11, or 18 of the Amended Employment Agreement (as defined in the Agreement), or any claims arising from intentional actionable conduct by Waller (provided that Wilsons first gives Waller written notice of and at least ten (10) calendar days to respond to any allegation that Waller engaged in such intentional actionable conduct).

Agreement to Release Wilsons’ Claims. Wilsons will receive consideration from Waller as set forth in the Agreement if Waller does not rescind the corresponding Release signed by him. Wilsons understands and acknowledges that that consideration is in addition to anything of value that it would be entitled to receive from Waller if it did not sign this Release. In exchange for that consideration Wilsons gives up all of Wilsons’ Claims. Wilsons will not bring any lawsuits or make any other demands against Waller for compensation of damages relating to Wilsons’ Claims. The consideration that Wilsons is receiving is a fair compromise for the release of Wilsons’ Claims.

Additional Agreements and Understandings. Even though Waller will provide consideration for Wilsons to settle and release Wilsons’ Claims, Waller does not admit that he is responsible or legally obligated to Wilsons. In fact, Waller denies that he is responsible or legally obligated to Wilsons for Wilsons’ Claims or that he engaged in any unlawful or improper conduct toward Wilsons.

Confidentiality. Wilsons understands that the terms of this Release are confidential and that Wilsons may not disclose those terms to any person except under the circumstances described in the Agreement.

Waller’s Right to Rescind the Release Executed by Him. This Release will not become effective or enforceable unless and until Waller signs the corresponding Release as provided under the Agreement and until the rescission period set forth in the corresponding Release of even date herewith has expired and Waller has not rescinded it.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve Wilsons’ intention to resolve all of Wilson’s Claims against Waller. If this Release is held by a court to be inadequate to release a particular claim encompassed within Wilsons’ Claims, this Release will remain in full force and effect with respect to all the rest of Wilsons’ Claims.

Wilsons’ Representations. Wilsons through its undersigned officer has read this Release carefully and understands all of its terms. Wilsons has had the opportunity to consult with its own attorney prior to signing this Release. In signing this Release, Wilsons has not relied on any statements or explanations made by Waller except as specifically set forth in the Agreement and the Release signed by Waller. Wilsons is voluntarily releasing Wilsons’ Claims against Waller.

The undersigned officer of Wilsons has the authority to legally bind Wilsons by the agreements that Wilsons is making in this Release and represents that there is nothing to prevent Wilsons from being legally bound by the agreements that Wilsons is making in this Release. Wilsons intends this Release to be legally binding.

Dated	WILSONS THE LEATHER EXPERTS INC. By:

Its:

EXHIBIT C

FIRST AMENDMENT TO STOCK OPTION AGREEMENT

THIS FIRST AMENDMENT TO STOCK OPTION AGREEMENT (this “Amendment”) is entered into as of this     day of November, 2004, by and between Joel N. Waller (the “Optionee”), and Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”).

WHEREAS, the Company and the Optionee entered into the Non-Statutory Stock Option Agreement effective as of the date specified below (the “Option Agreement”), under the Wilsons The Leather Experts Inc. 2000 Long Term Incentive Plan, as amended (the “2000 Plan”):

Date of Agreement	Shares Exercisable	Price

July 30, 2004	200,000	$4.95

WHEREAS, the Optionee and the Company have entered into an Agreement dated October 28, 2004 (the “October Agreement”), approved by the Compensation Committee and the Board of Directors of the Company, which provides, among other things, that the Optionee and the Company shall amend the Option Agreement to provide for the vesting of the Option and the extension of the period of time that the Option may be exercised following the Optionee’s termination of employment if certain conditions are met.

WHEREAS, pursuant to Sections 6(f) and 7(e) of the 2000 Plan, the Compensation Committee of the Company may extend the period of time that the Option granted pursuant to the Option Agreement may be exercised following the Optionee’s termination of employment and may set the terms under which the Option shall be exercisable.

NOW, THEREFORE, in consideration of the parties’ undertakings and covenants contained in the October Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

1. Unless otherwise defined herein, each capitalized term used herein shall have the meaning provided therefor in the Option Agreement.

2. Section 4 of the Option Agreement is hereby amended and restated in its entirety as follows:

“4. Exercise Schedule. This Option shall vest as of January 31, 2005 as to all of the Shares covered hereby if (i) the Optionee continues to be employed by the Company through the Separation Time (as defined in the October Agreement), and (ii) the Company meets its net sales objective of $420,474,000 for the fiscal year ending January 29, 2005 and the earnings before taxes objective of $2.8 million (before payment of awards under the Executive and Key Management Incentive Plan) for the fiscal year ending January 29, 2005 (each as determined by the Board of Directors following completion of the Company’s audited financial statements for the fiscal year ending January 29, 2005); provided, however, that if the Optionee’s employment is terminated by the Company without Cause (as defined in the Employment Agreement dated May 25, 1996 between the Optionee and the Company, as amended) prior to the Separation Time, the Option shall fully vest as of the effective date of such termination whether or not the net sales and earnings before taxes objectives are met for the fiscal year ended January 29, 2005.

This Option may be exercised in full under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.”

2. Section 7(a) of the Option Agreement is hereby amended and restated in its entirety as follows:

“(a) This Option, if vested pursuant to Section 4 hereof, may be exercised for three months following the day the Optionee’s employment by the Company ceases if cessation of employment is for a reason other than death or Disability, but only to the extent that it was exercisable immediately prior to termination of employment; provided that, subject to Section 7(c), this Option, if vested pursuant to Section 4 hereof, may be exercised by the Optionee or, in the event of the Optionee’s death or Disability, by his legal representative within two years after the Optionee’s employment by the Company ceases if the Optionee (or his legal representative, if applicable) signs and does not rescind the Second Waller Release (as defined in the October Agreement).”

3. Section 7(b) of the Option Agreement is hereby amended and restated in its entirety as follows:

“(a) This Option may be exercised within two years after the Optionee’s employment by the Company ceases if such cessation of employment is because of death or Disability.

4. Except as amended by the foregoing, the Option Agreement and each provision thereof shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment, effective on the date first above written.

WILSONS THE LEATHER EXPERTS INC.

By:

Its:	Optionee

EXHIBIT D

, 2005

Ms. Betty Goff
Vice President – Human Resources
Wilsons The Leather Experts Inc.
7401 Boone Avenue North
Brooklyn Park, MN 55428

Dear Betty:

This is to confirm that I have not rescinded and will not take action to rescind the Second Waller Release I signed on [DATE] as provided in the , 2004 Agreement between me and Wilsons The Leather Experts Inc.

Very truly yours,

Joel N. Waller

EXHIBIT E-1

FIRST AMENDMENT TO STOCK OPTION AGREEMENTS

THIS FIRST AMENDMENT TO STOCK OPTION AGREEMENTS (this “Amendment”) is entered into as of this     day of    , 2005, by and between Joel N. Waller (the “Optionee”), and Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”).

WHEREAS, the Company and the Optionee entered into the Non-Statutory Stock Option Agreements specified below, effective as of the dates specified below (each an “Option Agreement”), under the Wilsons The Leather Experts Inc. 2000 Long Term Incentive Plan, as amended (the “2000 Plan”):

Date of Agreement	Shares Exercisable	Price

August 24, 2000 March 29, 2001 September 20, 2001 June 25, 2002 March 19, 2003	21,000 27,000 150,000 99,000 66,000	$20.6875 $18.9375 $11.20 $13.71 $4.00

WHEREAS, pursuant to Section 6(f) of the 2000 Plan, the Compensation Committee of the Company may extend the period of time that the Options granted pursuant to the Option Agreements may be exercised following the Optionee’s termination of employment.

WHEREAS, the Optionee and the Company have entered into an Agreement dated October 28, 2004 (the “October Agreement”), approved by the Compensation Committee and the Board of Directors of the Company, which provides, among other things, that the Optionee and the Company shall amend the Option Agreements to extend the period of time that the Options granted pursuant to the Option Agreements may be exercised following the Optionee’s termination of employment.

NOW, THEREFORE, in consideration of the parties’ undertakings and covenants contained in the October Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

1. Unless otherwise defined herein, each capitalized term used herein shall have the meaning provided therefor in the applicable Option Agreement.

2. Section 7(a) of each Option Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to Section 7(b), this Option may be exercised by the Optionee or, in the event of the Optionee’s death or Disability, by his legal representative until January 31, 2007.”

3. Section 7(b) of each Option Agreement is hereby deleted and Section 7(c) of each Option Agreement is hereby renumbered Section 7(b).

4. Except as amended by the foregoing, each Option Agreement and each provision thereof shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment, effective on the date first above written.

WILSONS THE LEATHER EXPERTS INC.

By:

Its:	Optionee

EXHIBIT E-2

FIRST AMENDMENT TO STOCK OPTION AGREEMENT

THIS FIRST AMENDMENT TO STOCK OPTION AGREEMENT (this “Amendment”) is entered into as of this     day of    , 2005, by and between Joel N. Waller (the “Optionee”), and Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”).

WHEREAS, the Company and the Optionee entered into the Non-Statutory Stock Option Agreement specified below, effective as of the date specified below (the “Option Agreement”), under the Wilsons The Leather Experts Inc. 1996 Stock Option Plan, as amended (the “1996 Plan”):

Date of Agreement	Shares Exercisable	Price

January 28, 1998	148,500	$5.8333

WHEREAS, pursuant to Section 5(d)(ii) of the 1996 Plan, the Compensation Committee of the Company may extend the period of time that the Options granted pursuant to the Option Agreement may be extended following the Optionee’s termination of employment.

WHEREAS, the Optionee and the Company have entered into an Agreement dated October 28, 2004 (the “October Agreement”), approved by the Compensation Committee and the Board of Directors of the Company, which provides, among other things, that the Optionee and the Company shall amend the Option Agreement to extend the period of time that the Options granted pursuant to the Option Agreement may be exercised following the Optionee’s termination of employment.

NOW, THEREFORE, in consideration of the parties’ undertakings and covenants contained in the October Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

1. Unless otherwise defined herein, each capitalized term used herein shall have the meaning provided therefor in the Option Agreement.

2. Section 7(a) of the Option Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to Section 7(b), this Option may be exercised by the Optionee or, in the event of the Optionee’s death or Disability, by his legal representative until January 31, 2007.”

3. Section 7(b) of the Option Agreement is hereby deleted and Section 7(c) of the Option Agreement is hereby renumbered Section 7(b).

4. Except as amended by the foregoing, the Option Agreement and each provision thereof shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment, effective on the date first above written.

WILSONS THE LEATHER EXPERTS INC.

By:

Its:	Optionee